EXHIBIT 5.1

April 18, 2002

SuperGen, Inc.

4140 Dublin Boulevard

Dublin, CA  94568

                Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 19, 2002 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of (i) 300,000 shares of your Common Stock reserved for issuance under the 1996 Directors’ Stock Option Plan (the “Directors’ Plan”) and (ii) 200,000 shares of your Common Stock reserved for issuance under the 1998 Employee Stock Purchase Plan (the “Purchase Plan”).  The 300,000 shares of Common Stock reserved under the Directors’ Plan and the 200,000 shares of Common Stock reserved under the Purchase Plan are referred to collectively hereinafter as the “Shares”, and the Directors’ Plan and the Purchase Plan are referred to hereinafter collectively as the “Plans”.

As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati